UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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https://pipeline.thedeal.com/article/00000184-a510-d64c-a7ef-e53c7c530000/deal-news/activism/argo-units-sale-simplified-insurer-for-auction?cmpid= … 1 / 5 Argo Unit's Sale Simplified Insurer for Auction Argo Group The activist-targeted specialty insurer’s September sale of its Lloyd's Syndicate for $125 million simplified the company’s structure and made it more attractive to buyers, according to its CEO and an activist on its board. By Ronald Orol November 23, 2022 1157 AM

https://pipeline.thedeal.com/article/00000184-a510-d64c-a7ef-e53c7c530000/deal-news/activism/argo-units-sale-simplified-insurer-for-auction?cmpid= … 2 / 5 Argo Group International Holdings Inc.’s (ARGO) September sale of its Lloyd's Syndicate U.K. unit to Westfield Specialty Insurance for about $125 million helped simplify the insurer’s structure and make the activist-targeted company potentially more attractive for buyers as a strategic review continues, two top company officials told The Deal. Argo CEO Tom Bradley and activist investor J. Daniel Plants of Voce Capital Management LLC , who joined the insurer’s board in August to lead a strategic review committee, defended the company's actions in response to another activist investor in the stock, Ron Bobman’s Capital Returns Management LLC , which is seeking two board seats at a meeting next month. Argo had launched a strategic review in April, with Goldman, Sachs & Co. as an adviser, with the primary goal of seeking to sell the whole business. Argo, however, during the process received a proposal from Westfield, a U.S. property and casualty insurer, to buy a smaller unit, Lloyd's Syndicate 1200 of the U.K, which focuses on specialty insurance. “We met with [Westfield] and ascertained their interest and decided to pause the greater process in the early summer to concentrate on the sale of the syndicate,” Bradley said. “We had received feedback early in the process that Argo’s ownership of the Lloyd’s Syndicate was complicating potential buyer interest in the company, as it has a complicated regulatory structure and the expense burden of maintaining it in the U.K. vs. just being in the U.S. was high.” Plants, who owns 9.5% of Argo, said the unit was acting as a "poison pill" on the overall strategic review, and he said he even would have been willing to see the U.K. unit closed down at no value to help simplify the company’s story for potential bidders. Other recent deals also helped simplify Argo for potential buyers to consider, Bradley and Plants added. The company on Nov. 9 completed a Loss Portfolio Transfer, or LPT, transaction with Enstar Group Ltd. (ESGR) for about $746 million of U.S.

https://pipeline.thedeal.com/article/00000184-a510-d64c-a7ef-e53c7c530000/deal-news/activism/argo-units-sale-simplified-insurer-for-auction?cmpid= … 3 / 5 casualty reserves, which Bradley and Plants argued also helped clean up Argo’s balance sheet by removing uncertainty about prior years. Argo also closed insurance businesses in Brazil, Malta and Italy and a reinsurance business in Bermuda over the past two years, also with the goal of simplifying the Argo story for the auction, which was re-started in September. “There are people who are in the process now who weren’t involved before,” Plants said. “They had passed on considering a purchase of Argo previously but are interested now because we eliminated the U.K. syndicate and the uncertainty related to the prior reserves.” Meanwhile, the other activist investor, Bobman’s Capital Return, earlier this year launched a director contest set for a Dec. 15 meeting, raising concerns about Argo’s performance, its review process and Plants' role as chief of the strategic review committee. In a November release, Bobman said he doesn’t believe Plants is the best person to lead the strategic review committee because his cost basis, estimated by FactSet Research Systems Inc. at $56 a share, would deter him from accepting a deal. A sale of Argo even at a 50% premium to its current trading level of around $26 would result in substantial losses and “significantly” affect Plants' investment partners, fund and business, Bobman argued. Voce reported Nov. 14 owning about 3.3 million Argo shares as of Sept. 30, the fund’s largest position of 10 holdings. Voce bought part of its position when Argo’s shares were trading in the $60s and $70s in 2018 and 2019, though it purchased additional shares in the $30s in the first half of 2020. Argo, which traded Wednesday a.m. at $26.37 a share, respectively has produced total returns of -54%, -23%, and -11% over the past year, three years and five years, according to FactSet. Plants, however, pushed back on Bobman's concerns. He said the stock price doesn’t reflect Argo’s value, but he rejected Bobman’s assertion that he would oppose a potential sale of the company if it did not come at a premium to his cost basis.

https://pipeline.thedeal.com/article/00000184-a510-d64c-a7ef-e53c7c530000/deal-news/activism/argo-units-sale-simplified-insurer-for-auction?cmpid= … 4 / 5 “I don’t make investment decisions that way,” he said. “What you paid a year ago or five years ago for an asset doesn’t mean a damn thing. When I joined the board, all the directors asked me if I was open-minded about the outcome and would my historical cost basis play any role in the strategic review, and I assured them it didn’t. I asked them the same question and got the same answer in return. Bobman clearly knows nothing about how I make investment decisions." Plants also rejected Bobman’s comments that the company has made “disastrous strategic decisions” and that the review has failed to drive value. “The two transactions that already emanated from the review are extraordinarily beneficial to shareholders,” Plants said. He added that the auction process was restarted in September after the U.K. syndicate sale and that Goldman Sachs has reached out to more than 80 parties, both strategic and financial buyers, to gauge their interest. “We received preliminary indications of interest from a subset of those people, and we are now in the second round of the review, with management meetings ongoing," Plants said. “We will follow the process to its conclusion; we are in the later stages, but we also don't want to rush it." The strategic review and Bobman contest come after Plants reached a 2020 settlement with Argo that installed three directors and drove out Argo’s then CEO, Mark Watson III, after the company, also under pressure from Voce, removed five long-tenured incumbent directors. Watson’s ouster came after the company's confirmation that it had received a subpoena from the Securities and Exchange Commission regarding the disclosure of “certain compensation-related" C-suite perquisites issued to the then- CEO. Plants noted Tuesday that at the time of his 2019 campaign, he had already urged Argo to exit its Lloyd's Syndicate business. “The biggest opportunity we saw for the company to create value was to exit the U.K. business and become a pure-play U.S. specialty insurer,” Plants said. “Many buyers who were interested in Argo’s U.S. operations didn’t have any appetite for the U.K. asset, as they either had their own scaled U.K. platform or they previously had a U.K. presence but had chosen to exit it."

https://pipeline.thedeal.com/article/00000184-a510-d64c-a7ef-e53c7c530000/deal-news/activism/argo-units-sale-simplified-insurer-for-auction?cmpid= … 5 / 5 He added that after receiving that feedback, the board correctly decided to "pull the car over to the side of the road" and focus on divesting that asset before proceeding. TAGS ACTIVISM AUCTIONS M&A FINANCIAL SERVICES INSURANCE INSTITUTIONAL INVESTORS, ASSET MANAGERS AND CUSTODIANS BERMUDA $ 1-10 BILLION EXCLUSIVE INTERVIEW EDITOR'S PICK COMPANIES MENTIONED Lloyd's Syndicate 1301 Voce Capital Management LLC Goldman, Sachs & Co. FactSet Research Systems Inc. U.S. Securities And Exchange Commission Argo Group International Holdings Ltd. Enstar Group Ltd. Capital Returns Management LLC PEOPLE MENTIONED Tom Bradley Ronald David Bobman Mark E. Watson III